Exhibit (a)(1)(E)

        OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
OF
Eon Labs, Inc.
BY
Zodnas Acquisition Corp.
an indirect wholly owned subsidiary
OF
Novartis AG
AT
$31.00 NET PER SHARE

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase dated May 23, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal, relating to an offer by Zodnas Acquisition Corp., a Delaware corporation ("Purchaser"), an indirect wholly owned subsidiary of Novartis Corporation ("Novartis US"), a New York corporation, an indirect wholly owned subsidiary of Novartis AG, a Swiss corporation, to purchase for cash any and all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Eon Labs, Inc., a Delaware corporation (the "Company"), at a purchase price of $31.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 4—"Procedure for Tendering Shares" of the Offer to Purchase.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is $31.00 per Share, net to the seller in cash, without interest thereon.

  2.
  The Offer is made for any and all issued and outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 20, 2005 (the "Merger Agreement"), by and among Novartis US, Purchaser, the Company and, for purposes of Section 10.12 thereof only, Novartis AG. The Merger

    Agreement provides, among other things, if a majority of the Public Shares (as defined in the Offer to Purchase) are tendered into the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger, the Company will continue as the surviving corporation and be an indirect wholly owned subsidiary of Novartis US and the separate corporate existence of Purchaser will cease.

  4.
  Both the Company's Board of Directors and a special committee of the Company's Board of Directors (the "Special Committee") consisting of independent directors not affiliated with Santo Holding (Deutschland) GmbH ("Santo"), which owns approximately 67.5% of the outstanding Shares and has agreed by separate agreement to sell its Shares to an affiliate of Novartis US, have (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase (as defined below), the Offer, the Merger and the Merger Agreement in accordance with the Delaware General Corporation Law, (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders and (iv) taken all other action within the Board of Directors' and the Special Committee's power to render Section 203 of the Delaware General Corporation Law, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on June 20, 2005 unless the Offer is extended.

  6.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

  7.
  The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designees of the 60,000,000 Shares owned by Santo, representing approximately 67.5% of the outstanding equity interest in the Company, pursuant to the Agreement for Purchase and Sale of Stock, dated as of February 20, 2005, by and among Novartis US, Santo, and for purposes of Section 12 thereof only, Novartis AG (the "Santo Agreement," and such stock purchase, the "Santo Purchase"); and (2) satisfaction of all applicable legal requirements for consummating the Offer. See Section 15—"Conditions to the Offer" of the Offer to Purchase. Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the Santo Purchase, each of the conditions to the consummation of the Santo Purchase is indirectly a condition to the Offer. See Subsection 12(c)—"The Santo Agreement" of the Offer to Purchase.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Novartis US and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Novartis US and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Novartis US and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Novartis US and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, Company stockholders in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by

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Goldman, Sachs & Co., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date of the Offer.

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INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
OF
Eon Labs, Inc.
BY
Zodnas Acquisition Corp.
an indirect wholly owned subsidiary
OF
Novartis AG
AT
$31.00 NET PER SHARE

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated May 23, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal, pursuant to an offer by Zodnas Acquisition Corp., a Delaware corporation, an indirect wholly owned subsidiary of Novartis Corporation, a New York corporation, an indirect wholly owned subsidiary of Novartis AG, a Swiss corporation, to purchase for cash any and all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Eon Labs, Inc., a Delaware corporation, at a purchase price of $31.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered[1]

Dated:	, 2005

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1
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.